EHXIBIT 10.6


                              CONSULTING AGREEMENT

         This Consulting Agreement is made this 7th day of July, 2000 by and between Dr. Ruggero Maria Santilli 90 Eastwind Court, Palm Harbor, Florida 34683, the Institute for Basic Research, Inc. (collectively "Dr. Santilli" or "Consultant") and USMAGNEGAS, Inc., 35246 US Highway 19 North, Suite 115, Palm Harbor, Florida 34684 ("USM" or the "Company"). (The "Agreement")

         WHEREAS, Dr. Santilli and the Company are both parties to that certain World-Wide Exclusive Assignment, License and Royalty Agreement and accompanying Exhibits thereto including that certain Technology License and Royalty Agreement (collectively the "Technology Agreement"), and;

         WHEREAS, the Parties hereto now desire to further define the requirements of the Company and the obligations, responsibilities and compensation for Dr. Santilli to supercede that described in the Technology Agreement.

         NOW THEREFORE, the Parties hereon, intending to be legally bound, agree to perform according to the terms and condition and for such compensation as is herein set forth.

         1. AGREEMENT TO ENGAGE AND BE ENGAGED. The Company hereby engages Dr. Santilli as a Consultant and Dr. Santilli herein agrees to be engaged by the Company as a Consultant, on behalf of Institute for Basic Research.

         2.       DUTIES AND RESPONSIBILITIES OF DR. SANTILLI.

                  a. Dr. Santilli shall assume the role and title of the Company's Director, Research and Development.

                  b. Dr. Santilli shall at all times faithfully, industriously and to the best of his ability, experience and talent, perform all duties that may be required of and from him pursuant to the express and implicit terms hereto, to the reasonable satisfaction of the Company.

                  c. Dr. Santilli shall devote a minimum of 75% (seventy-five percent) of a standard work week toward achieving the purpose of this Agreement. A standard work week shall, for these purposes, be defined as five consecutive eight hour days or a total of forty-hours per five day period commencing on the Monday and concluding on the Friday of each week.

                  d. Dr. Santilli's primary responsibilities shall be all matters related to the research and development of the: Technology as that term is defined in the Technology Agreement.

                  c. Subject to the supervision and pursuant to the orders, advice and direction of the Company, Dr. Santilli shall perform such duties as are customarily performed by one holding such position in other businesses or enterprises of the same or similar nature as that engaged by the Company. Dr. Santilli shall be available for presentations of the technology anywhere in the world.

         3. DURATION OF AGREEMENT. This Agreement shall become effective on the date first set forth above and shall remain in effect for a period of three years. Thereafter, this Agreement may annually be extended or modified by mutual agreement between the Parties for additional twelve month periods.

         4. PLACE OF WORK. The Consultant shall perform his obligations and responsibilities hereunder at the Company's headquarters or such other place as is reasonably requested by the Company.

         5.       COMPENSATION

                  a. Dr. Santilli shall be compensated at the rate of $10,000 (ten-thousand dollars) per month, payable in equal amounts of $5,000 payable on the 15th and 30th of each month for the duration of this Agreement. All payments shall be made in the name of the Institute for Basic Research.

                  b. STOCK OPTIONS. As a part of his compensation, at the end of each research and development program as that program is defined by the Company's Board of Directors Dr. Santilli shall receive Options to acquire 100,000 of the Company's Common Shares at the fair market price on the date of issuance. However, pursuant to this item 5b, Dr. Santilli may not receive more than 100,000 such options during any annual period of this Agreement. For the purposes of this Agreement, the "fair market price" shall be that amount equal to an average of the closing "bid" price of the Company's publicly traded securities for a five day period preceding the date of issuance.

                  c. STOCK INCENTIVES. During any annual period of this Agreement when the Minimal Sales set forth in item 7 of the Technology Exclusive License and Royalty Agreement reflect, at a minimum, the following amounts, then the Stock Options granted in item 5b above shall be doubled:

                  First Year                $1,000,000
                  Second Year               $3,000,000
                  Subsequent Years          $6,000,000

         6.       BENEFITS

                  a. Dr. Santilli shall at all times remain an independent contractor and not an employee of the Company. As such, Dr. Santilli is not entitled to participate in the Company's insurance program nor other programs which may from time to time be adopted by the Company for employees.

                  b. Dr. Santilli shall receive three weeks per annual period of paid vacation for the duration of this Agreement.

         7.       TERMINATION

                  a. This Agreement may be terminated by the Company immediately provided:

                           (i)      Consultant is unable or unwilling to provide
the consultant services by reason of temporary or permanent illness, disability incapacity or death.

                           (ii)     If there shall be any breach or default of
any obligation of the Consultant pursuant to the section 8 marked Nondisclosure, Non-Compete, Non-Circumvention of this Agreement.

                           (iii)    If there will be any breach or default of
this Agreement and such breach or default is not cured within a thirty day period following notice of such breach or default.

                           (iv)     At the will of the Company at the end of the
first three year term.

                  b. The Consultant may terminate this Agreement immediately provided:

                           (i)      There is a breach or default of any material
obligation of the Company which breach or default is not cured within thirty
(30) days of written notice of such breach or default.

                           (ii)     If the Company files for protection under
the federal bankruptcy laws or any bankruptcy petition or petition for receiver is commenced by a third party against the Company, any of the foregoing of which remains undismissed for a period of sixty (60) days.

                  c. This Agreement may be cancelled by either Party, with or without cause upon thirty (30) days written notice to the other Party, sent by telex or facsimiles, registered mail or delivered personally.

                  d. If this Agreement is terminated without cause by the Company, Dr. Santilli shall be paid a lump sum severance payment in lieu of any other compensation or benefits otherwise payable in an amount equal to the number of months remaining under this Agreement or any subsequent amendment multiplied by $3,000.

                  e. If this Agreement is terminated for cause, then there shall be no further obligation on the part of the Company to make any payment whatsoever to Dr. Santilli regardless of the remaining unfulfilled portions of this Agreement or any subsequent amendment hereto.

                  f. Should Dr. Santilli terminate this Agreement without cause, Dr. Santilli shall forfeit all compensation which would otherwise be due hereunder.

         8.       NON-CIRCUMVENTION

                  a. The Consultant will not, at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information of any kind, nature, or description concerning, any matters affecting or relating to the business of the Company, including, without limitation, the names of any its customers, the prices it obtains or has obtained, or at which it sells or has sold its products, or any other information concerning the business of the Company, its manner of operation, or its plans, processes or other data of any kind, nature or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important. The parties hereby stipulate that, as between them, the foregoing matters are important, material and confidential, and gravely affect the effective and successful conduct of the business of the Company and its good will, and that any breach of the terms of this section is a material breach of this Agreement.

                  b. During the term of this Agreement and thereafter for a period of one (1) year, the Consultant shall not, without prior written consent of the Company, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Agreement shall include the Company's proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawings, specification, models, software, or any data related to any noncommercialized or prototype product, service, technique or purpose thereof. The parties hereby stipulate that, as between them, the foregoing matters are important, material and confidential, and gravely affect the effective and successful conduct of the business of the Company and its good will, and that any breach of the terms of this section is a material breach of this Agreement. Confidential Information shall not include any information that:

                           (i)      is disclosed by the Company without
restriction;

                           (ii)     becomes publicly available through no act of
the Consultant;

                           (iii)    is rightfully received by Consultant from a
third party.

                  c. During the term of this Agreement and for a period of one (1) year thereafter, the Consultant shall not solicit business with any clients or prospective clients which become acquainted with the Consultant for any reason during the term of this Agreement or any subsequent amendment hereto. Further, during the term of this Agreement and for a period of one (1) year thereafter, the Consultant shall not compete directly or indirectly, either for his own account, or as a partner, shareholder, officer, director, employee, agent or otherwise, own, manage, operate, control be employed by, participate in, consult with, perform service for, whether for compensation or not, any entity or individual in a business similar to that of the Company. In the event any of the provisions of this section are determined to be invalid by reason of their scope or duration, this section shall be deemed modified. to the extent required to cure the invalidity. In the event of a breach, or a threatened breach of this section the Company shall be entitled to obtain an injunction restraining the commitments or continuance of the breach, as well as any other legal or equable remedies permitted by law.

         9. INDEPENDENT CONTRACTOR. Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of the Company. Unless specifically specified herein, the Consultant shall not be entitled to nor receive any benefit normally provided to the Company's employees such as, but not limited to, vacation payment, retirement, health care or sick pay. The Company shall not be responsible for withholding income or other taxes from the payments to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

         10. WAIVERS. No waiver of any default shall be implied from any delay or omission by the parties to take action on account of such default, and no express waiver shall affect any default other than the default specified in the waiver and it shall be operative only for the time and to the extent therein stated.

         11. BENEFIT. This Agreement is made and entered into for the sole protection and benefit of the Parties hereon, their successors and assigns and no other person or persons have any right to action hereon or rights as a third party beneficiary as a result of the execution of this Agreement.

         12. ASSIGNMENT. The rights and obligations of either Party hereto are non-assignable.

         13. TERMS. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine. This Agreement is the product of intensive negotiations between the parties, and as such, the identity of the drafter shall not be relevant in construction of this Agreement.

         14. GOVERNING LAW AND JURISDICTION. This Agreement and all matters relating thereto shall be governed by and construed and interpreted in accordance with the laws of the State of Florida. The Parties hereby submit to the jurisdiction of the state and federal courts located in Pinellas County, Florida.

         15. SAVINGS CLAUSE. Invalidation of any one or more of the provisions of this Agreement shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

         16. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         17. CAPTIONS. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

         18. ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between the Parties and all prior or contemporaneous oral or written agreements, understandings, representations and statements are merged into this Agreement.

         19. NOTICES. Any and all notices, designations, consents, offers, acceptances or any other communication provided for herein shall be given in writing by certified mail or by reputable overnight courier service which shall be addressed as follows:

         If to USMAGNEGAS, Inc.

         Mr. Leon Toups
         President and Chief Executive Officer
         USMAGNEGAS, Inc.
         35246 US Highway 19 North,
         Suite 115,
         Palm Harbor, Florida 34684

         If to Dr. Santilli

         Dr. Ruggero Santilli
         90 Eastwind Court,
         Palm Harbor, Florida 34683

         20. SURVIVAL. The representations and warranties and provisions of this Agreement shall survive any closing hereunder.

         21. ATTORNEYS' FEES. In the event that any party is required to engage the services of legal counsel to enforce its rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs from the other party, which in the event of litigation may include fees and costs incurred at trial, on appeal and incident to any bankruptcy proceeding.

         22. WAIVER OF JURY TRIAL. BY ACCEPTANCE HEREOF, THE PARTIES AGREE THAT NONE OF THEM SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDINGS, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY INSTRUMENT EVIDENCING OR RELATING TO THIS AGREEMENT. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVER, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN, FULLY NEGOTIATED BY THE PARTIES, AND THIS PROVISION SHALL BE SUBJECT TO NO EXCEPTIONS.

         23. Immediately upon execution of this Agreement, section 7g of that Technology Exclusive License and Royalty Agreement shall be null and void and no longer binding on the parties thereunto pertaining.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first given above.

For Dr. Ruggero Santilli                         For USMAGNEGAS, Inc.


/s/ DR. RUGGERO MARIA SANTILLI                   /s/ LEON TOUPS
------------------------------                   ---------------------
Dr. Ruggero Maria Santilli                       Leon Toups, President



For the Institute for Basic Research


/s/ RUGGERO SANTILLI
---------------------------
Ruggero Santilli, President